United States securities and exchange commission logo





                     April 20, 2022

       McDavid Stilwell
       Chief Financial Officer
       Coherus BioSciences, Inc.
       333 Twin Dolphin Drive , Suite 600
       Redwood City , California 94065

                                                        Re: Coherus
BioSciences, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-36721

       Dear Mr. Stilwell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences